EXHIBIT 16


                      [Letterhead of Arthur Andersen LLP]






March 15, 1996



Securities & Exchange Commission
Washington, D.C.  20549



Gentlemen:

We have read Item 4 included in the attached Form 8-K dated March 15, 1996 of Air & Water Technologies Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP